EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
Atlas Financial Holdings, Inc.
Schaumburg, Illinois

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-221828) and Form S-8 (File No. 333-192579) of Atlas Financial Holdings, Inc. of our report dated April 15, 2021, relating to the consolidated financial statements and the financial statement schedules, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on pages 45-46 of this annual report on Form 10-K for the year ended December 31, 2020.

/s/ BAKER TILLY US, LLP

Milwaukee, Wisconsin
April 15, 2021